Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, February 4, 2021	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

    DULUTH, GA – February 4 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of approximately $2.7 billion for the fourth quarter of 2020, an increase of approximately 8.1% compared to the fourth quarter of 2019. Reported net income was $1.78 per share for the fourth quarter of 2020, and adjusted net income(3), which excludes restructuring expenses and a gain on sale of an investment, was $1.54 per share. These results compare to reported net loss of $1.17 per share and adjusted net income, which excludes non-cash impairment charges, restructuring expenses and a tax gain, of $0.94 per share for the fourth quarter of 2019. Excluding favorable currency translation impacts of approximately 1.4%, net sales in the fourth quarter of 2020 increased approximately 6.7% compared to the fourth quarter of 2019.

    Net sales for the full year of 2020 were approximately $9.1 billion, which is an increase of approximately 1.2% compared to 2019. Excluding unfavorable currency translation impacts of approximately 1.8%, net sales for the full year of 2020 increased approximately 3.0% compared to 2019. For the full year of 2020, reported net income was $5.65 per share, and adjusted net income(3), which excludes non-cash impairment charges, restructuring expenses and a gain on sale of an investment, was $5.61 per share. These results compare to reported net income of $1.63 per share and adjusted net income, which excludes non-cash impairment charges, restructuring expenses and certain tax charges and gains, of $4.44 per share for 2019.

    Fourth Quarter Highlights
•Reported fourth quarter regional sales results(1): Europe/Middle East (“EME”) 13.7%, North America (10.2)%, South America 21.1%, Asia/Pacific/Africa (“APA”) 2.1%
•Constant currency fourth quarter regional sales results(1)(2)(3): EME 7.7%, North America (10.3)%, South America 52.7%, APA (3.8)%
•Fourth quarter regional operating margin performance: EME 11.9%, North America 2.0%, South America 5.9%, APA 10.6%
•Full-year adjusted operating margins(3) improved to 7.0% in 2020 compared to 5.9% in 2019
•Generated approximately $896.5 million in cash flow from operations and approximately $626.6 million in free cash flow(3) in 2020
•Full-year earnings forecast for 2021 in a range from $7.00 to $7.25 per share
    (1)As compared to fourth quarter 2019.
    (2)Excludes currency translation impact.
    (3)See reconciliation of Non-GAAP measures in appendix.

    “The AGCO team delivered strong operational results leveraging improving markets to produce sales and earnings growth in the fourth quarter,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Our focused execution allowed us to overcome supply chain difficulties and maintain production levels, while reducing company and dealer inventories, which contributed to significant cash flow generation. I would like to thank all our employees for their extraordinary efforts to support our dealers and customers under challenging conditions. Our improved results allowed us to maintain our investments in premium technology, sustainable smart farming solutions and enhanced digital capabilities. AGCO’s exceptional product line continues to be well-received by our customers as evidenced by a strong year-end order board. Looking forward to 2021, we are forecasting sales and earnings growth as industry conditions trend positively and we position AGCO for future success.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2020	Change from Prior Year Period	Change from Prior Year Period
North America(1)	10%	—%
South America	12%	20%
Western Europe(2)	(1)%	1%
(1) Excludes compact tractors.
(2) Based on Company estimates.

    “Increased grain consumption, driven by economic recovery and higher export demand, helped to offset a solid year of global crop production leaving year-end grain inventories lower than anticipated,” stated Mr. Hansotia. “Reduced grain stocks supported a rally in soft commodity prices, lifted farmer sentiment and supported higher demand for agricultural equipment during the fourth quarter.”

    “Full year global industry retail sales of farm equipment in 2020 were mixed across AGCO’s key markets with fourth quarter industry retail sales significantly higher than the prior year across the major regions,” continued Mr. Hansotia. “Industry retail tractor sales in North America increased during the full year of 2020 compared to 2019. Strong growth in the sales of lower horsepower tractors drove most of the increase. The fleet age for large equipment in North America remains extended and stronger replacement demand was evident in the fourth quarter. Higher commodity prices and improved farmer sentiment are also expected to drive higher North American industry sales in 2021. In Western Europe, industry demand improved in the fourth quarter, but remained down for the full year of 2020 compared to 2019. Market demand was weakest in the United Kingdom and Scandinavia, and was partially offset by growth in Germany, which benefited from tax incentives during 2020. We expect 2021 industry demand in Western Europe to be flat to modestly higher from 2020 levels. South America industry retail tractor sales increased during 2020, with robust recovery in Brazil and Argentina partially offset by weaker demand in the smaller South America markets. Healthy crop production and favorable exchange rates in Brazil and Argentina are supporting farm profitability. We expect farm economics to remain supportive in 2021 in South America with replacement demand resulting in higher industry sales compared to 2020. Our long-term global view remains positive. Increasing demand for commodities, driven by the growing world population, rising emerging market protein consumption and biofuel use, are expected to support healthy conditions in our industry.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$485.1	$540.5	(10.2)%	0.1%	(10.3)%
South America	267.5	220.9	21.1%	(31.6)%	52.7%
EME	1,722.7	1,515.3	13.7%	5.9%	7.7%
APA	241.8	236.9	2.1%	5.9%	(3.8)%
Total	$2,717.1	$2,513.6	8.1%	1.4%	6.7%

Year Ended December 31,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$2,175.0	$2,191.8	(0.8)%	(0.5)%	(0.2)%
South America	873.8	802.2	8.9%	(27.6)%	36.6%
EME	5,366.9	5,328.8	0.7%	1.1%	(0.4)%
APA	734.0	718.6	2.1%	1.2%	0.9%
Total	$9,149.7	$9,041.4	1.2%	(1.8)%	3.0%
(1) See Footnotes for additional disclosures.

North America

    Net sales in the North American region were flat for the full year of 2020 compared to 2019, excluding the negative impact of currency translation. Increased sales of Precision Planting equipment, high horsepower tractors and parts were offset by lower sales of grain and protein production equipment as well as sprayers. Income from operations for the full year of 2020 improved approximately $72.1 million compared to 2019. The benefit of a richer sales mix and cost control initiatives contributed to operating margin improvement.

South America

    AGCO’s South American net sales increased 36.6% for the full year of 2020 compared to 2019, excluding the impact of unfavorable currency translation. Increased sales in Brazil and Argentina were responsible for the growth. Income from operations for the full year of 2020 was improved compared to 2019 by approximately $68.7 million. The improved South America results reflect the benefit of higher sales and production, a richer sales mix, as well as cost reduction initiatives, partially offset by negative currency impacts.

Europe/Middle East

    AGCO’s Europe/Middle East net sales were flat for the full year of 2020 compared to 2019, excluding favorable currency translation impacts. Sales improved significantly in the second half of the year compared to 2019, offsetting a weak second quarter which was impacted by COVID-19-related production interruptions. Declines in France, Scandinavia and Central Europe were mostly offset by growth in Germany and Eastern Europe. Income from operations decreased approximately $52.9 million for the full year of 2020 compared to 2019, due to lower net sales and production volumes as well as higher warranty costs.

Asia/Pacific/Africa

    Asia/Pacific/Africa net sales increased 0.9%, excluding the positive impact of currency translation, during the full year of 2020 compared to 2019. Higher sales in China and Australia were mostly offset by lower sales in Africa and the smaller Asian markets. Income from operations improved approximately $18.7 million for the full year of 2020 compared to 2019, due to higher sales and a richer product mix.

Outlook

    The health, safety and well-being of all AGCO employees, dealers and farmer customers continues to be AGCO’s top priority during the COVID-19 pandemic. The following outlook does not contemplate any further sales or production disruptions caused by the pandemic.

    AGCO’s net sales for 2021 are expected to range from $10.2 billion to $10.4 billion, reflecting improved sales volumes, pricing and positive foreign currency translation. Gross and operating margins are projected to improve from 2020 levels, reflecting the impact of higher sales and production volumes as well as margin improvement initiatives. These improvements are planned to fund increases in engineering and other technology investments to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2021 earnings per share is targeted in a range from $7.00 to $7.25.
* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, February 4th. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•The Company is uncertain of the impact of the coronavirus (“COVID-19”) pandemic due to increased volatility in global economic and political environments, market demand for its products, supply chain disruptions, workforce availability, exchange rate and commodity price volatility and availability of financing, and their impact to the Company’s net sales, production volumes, costs and overall financial condition and liquidity. The Company may be required to record significant impairment charges in the future with respect to certain noncurrent assets such as goodwill and other intangible assets and equity method investments, whose fair values may be negatively affected by the COVID-19 pandemic. The Company also may be required to write-down obsolete inventory due to decreased customer demand and sales orders. Additionally, the Company is closely monitoring the collection of accounts receivable, as well as the operating results of it finance joint ventures around the world. If economic conditions around the world continue to deteriorate, the Company may not be able to sufficiently collect accounts receivable, and the operating results of its finance joint ventures may be negatively impacted, thus negatively impacting the Company’s results of operations and financial condition. The Company is also closely assessing its compliance with debt covenants, the recognition of any future applicable insurance recoveries, cash flow hedging forecasts as compared to actual transactions, the fair value of pension assets, accounting for incentive and stock compensation accruals, revenue recognition and discount reserve setting and the realization of deferred tax assets in light of the COVID-19 pandemic.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which requires substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. It remains unclear, how, if at all, the recent outbreak of the coronavirus will impact the agricultural industry, our suppliers, or our global operations.
•We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
* * * * *
About AGCO

AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.1 billion in 2020. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
# # # # #
Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,119.1	$432.8
Accounts and notes receivable, net	856.0	800.5
Inventories, net	1,974.4	2,078.7
Other current assets	418.9	417.1
Total current assets	4,368.4	3,729.1
Property, plant and equipment, net	1,508.5	1,416.3
Right-of-use lease assets	165.1	187.3
Investment in affiliates	442.7	380.2
Deferred tax assets	77.6	93.8
Other assets	179.8	153.0
Intangible assets, net	455.6	501.7
Goodwill	1,306.5	1,298.3
Total assets	$8,504.2	$7,759.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$325.9	$2.9
Short-term borrowings	33.8	150.5
Accounts payable	855.1	914.8
Accrued expenses	1,916.7	1,654.2
Other current liabilities	231.3	162.1
Total current liabilities	3,362.8	2,884.5
Long-term debt, less current portion and debt issuance costs	1,256.7	1,191.8
Operating lease liabilities	125.9	148.6
Pension and postretirement health care benefits	253.4	232.1
Deferred tax liabilities	112.4	107.0
Other noncurrent liabilities	375.0	288.7
Total liabilities	5,486.2	4,852.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	30.9	4.7
Retained earnings	4,759.1	4,443.5
Accumulated other comprehensive loss	(1,810.8)	(1,595.2)
Total AGCO Corporation stockholders’ equity	2,980.0	2,853.8
Noncontrolling interests	38.0	53.2
Total stockholders’ equity	3,018.0	2,907.0
Total liabilities and stockholders’ equity	$8,504.2	$7,759.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2020	2019
Net sales	$2,717.1	$2,513.6
Cost of goods sold	2,121.5	2,000.1
Gross profit	595.6	513.5
Selling, general and administrative expenses	283.1	272.4
Engineering expenses	99.9	89.1
Amortization of intangibles	14.8	15.5
Impairment charges	—	176.6
Restructuring expenses	14.3	6.0
Bad debt expense	5.5	3.7
Income (loss) from operations	178.0	(49.8)
Interest expense, net	1.9	4.0
Other (income) expense, net	(15.1)	20.1
Income (loss) before income taxes and equity in net earnings of affiliates	191.2	(73.9)
Income tax provision	69.8	25.0
Income (loss) before equity in net earnings of affiliates	121.4	(98.9)
Equity in net earnings of affiliates	14.0	9.3
Net income (loss)	135.4	(89.6)
Net loss attributable to noncontrolling interests	—	1.3
Net income (loss) attributable to AGCO Corporation and subsidiaries	$135.4	$(88.3)
Net income (loss) per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.81	$(1.17)
Diluted	$1.78	$(1.17)
Cash dividends declared and paid per common share	$0.16	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	75.6
Diluted	75.9	75.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2020	2019
Net sales	$9,149.7	$9,041.4
Cost of goods sold	7,092.2	7,057.1
Gross profit	2,057.5	1,984.3
Selling, general and administrative expenses	1,001.5	1,040.3
Engineering expenses	342.6	343.4
Amortization of intangibles	59.5	61.1
Impairment charges	20.0	176.6
Restructuring expenses	19.7	9.0
Bad debt expense	14.5	5.8
Income from operations	599.7	348.1
Interest expense, net	15.0	19.9
Other expense, net	22.7	67.1
Income before income taxes and equity in net earnings of affiliates	562.0	261.1
Income tax provision	187.7	180.8
Income before equity in net earnings of affiliates	374.3	80.3
Equity in net earnings of affiliates	45.5	42.5
Net income	419.8	122.8
Net loss attributable to noncontrolling interests	7.3	2.4
Net income attributable to AGCO Corporation and subsidiaries	$427.1	$125.2
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$5.69	$1.64
Diluted	$5.65	$1.63
Cash dividends declared and paid per common share	$0.63	$0.63
Weighted average number of common and common equivalent shares outstanding:
Basic	75.0	76.2
Diluted	75.6	77.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$419.8	$122.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	212.5	210.9
Impairment charges	20.0	176.6
Amortization of intangibles	59.5	61.1
Stock compensation expense	37.6	41.3
Equity in net earnings of affiliates, net of cash received	(43.7)	—
Deferred income tax provision	3.4	15.1
Other	(7.4)	6.9
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(90.5)	63.8
Inventories, net	119.7	(216.3)
Other current and noncurrent assets	(49.8)	(14.4)
Accounts payable	(59.1)	35.7
Accrued expenses	185.3	114.5
Other current and noncurrent liabilities	89.2	77.9
Total adjustments	476.7	573.1
Net cash provided by operating activities	896.5	695.9
Cash flows from investing activities:
Purchases of property, plant and equipment	(269.9)	(273.4)
Proceeds from sale of property, plant and equipment	1.9	4.9
Purchase of businesses, net of cash acquired	(2.8)	—
Sale of (investments in) unconsolidated affiliates, net	29.1	(3.1)
Net cash used in investing activities	(241.7)	(271.6)
Cash flows from financing activities:
Proceeds from (repayments of) indebtedness, net	150.0	(108.4)
Purchases and retirement of common stock	(55.0)	(130.0)
Payment of dividends to stockholders	(48.0)	(48.0)
Payment of minimum tax withholdings on stock compensation	(19.8)	(28.1)
Payment of debt issuance costs	(1.4)	(0.5)
(Distributions to) investments by noncontrolling interests, net	(3.1)	1.6
Net cash provided by (used in) financing activities	22.7	(313.4)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	8.8	(4.2)
Increase in cash, cash equivalents and restricted cash	686.3	106.7
Cash, cash equivalents and restricted cash, beginning of year	432.8	326.1
Cash, cash equivalents and restricted cash, end of year	$1,119.1	$432.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Cost of goods sold	$0.2	$0.4	$1.1	$1.7
Selling, general and administrative expenses	10.5	8.0	36.8	40.0
Total stock compensation expense	$10.7	$8.4	$37.9	$41.7

2.    RESTRUCTURING EXPENSES
    From 2014 through 2020, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 4,160 employees for the years 2014 to 2019. The Company had approximately $4.8 million of severance and related costs accrued as of December 31, 2019. During the year ended December 31, 2020, the Company recorded an additional $19.7 million of severance and related costs associated with these rationalizations, as well as the rationalizations of its grain and protein business that was initiated during the fourth quarter of 2019 and continued throughout 2020. The restructuring expenses recorded during 2020 related to the termination of an additional 350 employees. During 2020, the Company paid approximately $5.1 million of severance and other related costs. The $19.7 million of expenses recorded during the year end December 31, 2020 included a $2.5 million write-down of property, plant and equipment. The remaining $16.8 million of accrued severance, facility closure and other related costs as of December 31, 2020, inclusive of approximately $0.1 million of negative foreign currency translation impacts, are expected to be primarily paid during 2021.

3.    GOODWILL AND OTHER INTANGIBLES IMPAIRMENT CHARGES
    Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The Company conducts its annual impairment analyses as of October 1 each fiscal year. The COVID-19 pandemic has adversely impacted the global economy as a whole. Based on current macroeconomic conditions, the Company assessed its goodwill and other intangible assets for indications of impairment as of March 31, 2020, June 30, 2020 and September 30, 2020. As of June 30, 2020, the Company concluded there were indicators of impairment during the three months ended June 30, 2020 related to one of its smaller reporting units, which is a 50%-owned tillage and seeding joint venture. As a result, an impairment of the entire goodwill balance of this reporting unit was deemed necessary as of June 30, 2020. During the three months ended June 30, 2020, a non-cash impairment charge of approximately $20.0 million was recorded as “Impairment charges” within the Company’s Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $10.0 million included within “Net loss attributable to noncontrolling interests.” The quantitative goodwill impairment analysis was performed in accordance with the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles - Goodwill and Other” and Accounting Standards Update (“ASU”) 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). No other indications of impairments existed during 2020 related to any of the Company’s other reporting units, including as a result of the Company’s annual impairment analysis as of October 1, 2020.

    During the three months ended December 31, 2019, the Company recorded a non-cash impairment charge of approximately $173.6 million within “Impairment charges” in the Company’s Condensed Consolidated Statements of Operations related to goodwill associated with its grain storage and protein production system operations (“grain and protein business”) in Europe/Middle East. As part of the Company’s annual impairment evaluation of goodwill, the Company concluded that it was more likely than not that the fair value of the reporting unit was less than its carrying amount. This was primarily as a result of a review of current and recently projected market conditions and operating results of the business. The quantitative goodwill impairment analysis was performed in accordance with the provisions of ASC 350 and ASU 2017-04.

    During the three months ended December 31, 2019, the Company also recorded a non-cash impairment charge of approximately $3.0 million within “Impairment charges” in the Company’s Condensed Consolidated Statements of Operations. The impairment charge related to certain long-lived intangible assets associated with the grain and protein business within Europe/Middle East and North America, due to the discontinuation of a certain brand name and related products and customers in accordance with ASC 360, “Impairment and Disposal of Long-Lived Assets.”

4.    INDEBTEDNESS
    Long-term debt at December 31, 2020 and 2019 consisted of the following (in millions):

	December 31, 2020	December 31, 2019
Senior term loan due 2022	$184.0	$168.1
Credit facility, expires 2023	277.9	—
1.002% Senior term loan due 2025	306.7	280.2
Senior term loans due between 2021 and 2028	806.0	736.2
Other long-term debt	10.5	12.5
Debt issuance costs	(2.5)	(2.3)
	1,582.6	1,194.7
Less:
Senior term loans due 2021, net of debt issuance costs	(323.6)	—
Current portion of other long-term debt	(2.3)	(2.9)
Total long-term indebtedness, less current portion	$1,256.7	$1,191.8

    As of December 31, 2020 and 2019, the Company had short-term borrowings due within one year of approximately $33.8 million and $150.5 million, respectively.

    On April 9, 2020, the Company entered into an amendment to its $800.0 million multi-currency revolving credit facility to include incremental term loans (“2020 term loans”) that allow the Company to borrow an aggregate principal amount of €235.0 million and $267.5 million, respectively (or an aggregate of approximately $555.8 million as of December 31, 2020). Amounts can be drawn incrementally at any time prior to maturity, but must be drawn down proportionately. Amounts drawn must be in a minimum principal amount of $100.0 million and integral multiples of $50.0 million in excess thereof. Once amounts have been repaid, those amounts are not permitted to be re-drawn. The maturity date of the 2020 term loans is April 8, 2022. On April 15, 2020, the Company borrowed €117.5 million and $133.8 million, respectively, (or an aggregate of approximately $277.9 million as of December 31, 2020) of 2020 term loans. The Company simultaneously repaid €100.0 million (or approximately $108.7 million) of its revolving credit facility from the borrowings received. There were no other borrowings on the 2020 term loans subsequent to the initial borrowings in April 2020.

5.    INVENTORIES
    Inventories at December 31, 2020 and 2019 were as follows (in millions):

	December 31, 2020	December 31, 2019
Finished goods	$641.3	$780.1
Repair and replacement parts	652.3	611.5
Work in process	175.1	213.4
Raw materials	505.7	473.7
Inventories, net	$1,974.4	$2,078.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of December 31, 2020 and 2019, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.5 billion and $1.6 billion, respectively.

    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.6 million and $24.1 million, respectively, during the three months and year ended December 31, 2020. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $12.1 million and $42.4 million, respectively, during the three months and year ended December 31, 2019.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2020 and 2019, these finance joint ventures had approximately $85.2 million and $104.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
    A reconciliation of net income (loss) attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income (loss) per share for the three months and years ended December 31, 2020 and 2019 is as follows (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Basic net income (loss) per share:
Net income (loss) attributable to AGCO Corporation and subsidiaries	$135.4	$(88.3)	$427.1	$125.2
Weighted average number of common shares outstanding	74.9	75.6	75.0	76.2
Basic net income (loss) per share attributable to AGCO Corporation and subsidiaries	$1.81	$(1.17)	$5.69	$1.64
Diluted net income (loss) per share:
Net income (loss) attributable to AGCO Corporation and subsidiaries	$135.4	$(88.3)	$427.1	$125.2
Weighted average number of common shares outstanding	74.9	75.6	75.0	76.2
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	1.0	—	0.6	0.8
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.9	75.6	75.6	77.0
Diluted net income (loss) per share attributable to AGCO Corporation and subsidiaries	$1.78	$(1.17)	$5.65	$1.63

    The weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net loss per share above do not include the impact of dilutive stock-settled appreciation rights, performance share awards and restricted stock units for the three months ended December 31, 2019 as the impact would have been antidilutive. The number of shares excluded from the weighted average number of common shares and common share equivalents outstanding was approximately 1.1 million shares for the three months ended December 31, 2019.

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2020 and 2019 are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2020
Net sales	$485.1	$267.5	$1,722.7	$241.8	$2,717.1
Income from operations	9.8	15.9	204.5	25.6	255.8
2019
Net sales	$540.5	$220.9	$1,515.3	$236.9	$2,513.6
Income (loss) from operations	7.1	(18.2)	179.7	21.5	190.1

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2020
Net sales	$2,175.0	$873.8	$5,366.9	$734.0	$9,149.7
Income from operations	193.7	29.3	585.3	62.1	870.4
2019
Net sales	$2,191.8	$802.2	$5,328.8	$718.6	$9,041.4
Income (loss) from operations	121.6	(39.4)	638.2	43.4	763.8

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Segment income from operations	$255.8	$190.1	$870.4	$763.8
Corporate expenses	(38.2)	(33.8)	(134.7)	(129.0)
Amortization of intangibles	(14.8)	(15.5)	(59.5)	(61.1)
Stock compensation expense	(10.5)	(8.0)	(36.8)	(40.0)
Impairment charges	—	(176.6)	(20.0)	(176.6)
Restructuring expenses	(14.3)	(6.0)	(19.7)	(9.0)
Consolidated income (loss) from operations	$178.0	$(49.8)	$599.7	$348.1

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, free cash flow and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2020 and 2019 (in millions, except per share data):

	Three Months Ended December 31,
	2020			2019
	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)
As reported	$178.0	$135.4	$1.78	$(49.8)	$(88.3)	$(1.17)
Restructuring expenses(3)	14.3	14.2	0.19	6.0	5.8	0.08
Impairment charges(4)	—	—	—	176.6	176.6	2.33
Gain on sale of investment in affiliate(5)	—	(32.5)	(0.43)	—	—	—
Swiss tax reform(6)	—	—	—	—	(21.8)	(0.29)
Weighted average share impact(7)	—	—	—	—	—	(0.01)
As adjusted	$192.2	$117.1	$1.54	$132.8	$72.2	$0.94

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended December 31, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices, including costs associated with the Company’s rationalization of its grain and protein business.
(4) During the three months ended December 31, 2019, the Company recorded impairment charges of approximately $176.6 million related primarily to its Europe/Middle East grain and protein business. See Note 3 for further information.
(5) The Company has a minority interest in Tractors and Farm Equipment Limited (“TAFE”). During the three months ended December 31, 2020, TAFE repurchased a portion of its common stock from the Company resulting in a gain of approximately $32.5 million.
(6) During the three months ended December 31, 2019, the Company recognized a one-time income tax gain associated with the finalization of Swiss federal tax reform.
(7) The weighted average share impact represents the impact of including dilutive common stock equivalents (as described in Note 7 above) in the “As adjusted” earnings per share calculation.

	Years Ended December 31,
	2020			2019
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)
As reported	$599.7	$427.1	$5.65	$348.1	$125.2	$1.63
Restructuring expenses(3)	19.7	19.5	0.26	9.0	8.3	0.11
Impairment charges(4)	20.0	10.0	0.13	176.6	176.6	2.29
Gain on sale of investment in affiliate(5)	—	(32.5)	(0.43)	—	—	—
Deferred income tax adjustment(6)	—	—	—	—	53.7	0.70
Swiss tax reform(7)	—	—	—	—	(21.8)	(0.28)
As adjusted	$639.4	$424.2	$5.61	$533.7	$341.9	$4.44

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the year ended December 31, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices, including costs associated with the Company’s rationalization of its grain and protein business.
(4) During the year ended December 31, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. During the year ended December 31, 2019, the Company recorded impairment charges of approximately $176.6 million related primarily to its European/Middle East grain and protein business. See Note 3 for further information.
(5) The Company has a minority interest in TAFE. During the three months ended December 31, 2020, TAFE repurchased a portion of its common stock from the Company resulting in a gain of approximately $32.5 million.
(6) During the three months ended September 30, 2019, the Company recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets.
(7) During the three months ended December 31, 2019, the Company recognized a one-time income tax gain associated with the finalization of Swiss federal tax reform.

    The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2020 and 2019 (in millions):

	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$896.5	$695.9
Less: capital expenditures	(269.9)	(273.4)
Free cash flow	$626.6	$422.5

    The following tables set forth, for the three months and year ended December 31, 2020 and 2019, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$485.1	$540.5	(10.2)%	$0.3	0.1%
South America	267.5	220.9	21.1%	(69.8)	(31.6)%
Europe/Middle East	1,722.7	1,515.3	13.7%	90.0	5.9%
Asia/Pacific/Africa	241.8	236.9	2.1%	13.9	5.9%
	$2,717.1	$2,513.6	8.1%	$34.4	1.4%

	Years Ended December 31,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$2,175.0	$2,191.8	(0.8)%	$(11.6)	(0.5)%
South America	873.8	802.2	8.9%	(221.8)	(27.6)%
Europe/Middle East	5,366.9	5,328.8	0.7%	58.5	1.1%
Asia/Pacific/Africa	734.0	718.6	2.1%	8.8	1.2%
	$9,149.7	$9,041.4	1.2%	$(166.1)	(1.8)%